Exhibit 99.1

BOE Financial Services of Virginia, Inc. Declares Quarterly Dividend

TAPPAHANNOCK, Va., March 3, 2008/PRNewswire-FirstCall/ – BOE Financial Services of Virginia, Inc. (Nasdaq: BSXT – News), announced today that on February 28, 2008 the Board of Directors declared a quarterly dividend of $0.22 per share. The dividend will be paid on March 31, 2008 to shareholders of record March 13, 2008.

BOE Financial Services of Virginia, Inc. is the parent company of Bank of Essex, a $310 million community bank with its headquarters and two offices in Tappahannock, Virginia and additional offices in King William, Hanover, Henrico and Northumberland counties.

Contact: Bruce E. Thomas, Senior Vice President and Chief Financial Officer at (804) 443-4343.